Exhibit 99.1

Contact: Whirlpool Corporation

Media: Whirlpool Corporation Press Office, 269/923-7405

Media@Whirlpool.com

Financial: Greg Fritz, 269/923-2641

Investor_Relations@Whirlpool.com

WHIRLPOOL CORPORATION REPORTS THIRD-QUARTER

2010 RESULTS

BENTON HARBOR, Mich., October 27, 2010 — Whirlpool Corporation (NYSE: WHR) announced today third-quarter net earnings of $79 million, or $1.02 per diluted share, compared to $87 million, or $1.15 per diluted share reported during the same period last year. Third-quarter adjusted diluted earnings per share1 totaled $2.22 compared to $1.67 in the prior year. Sales of $4.5 billion increased 0.5 percent from the third quarter of 2009.

Third-quarter operating profit totaled $234 million compared with $189 million in the prior year. Results were favorably impacted by cost reduction and productivity initiatives and increased monetization of certain tax credits. These favorable factors were partially offset by higher material costs and lower product price/mix. Third-quarter adjusted operating profit2 totaled $234 million compared to $193 million in the prior year.

“As expected, we faced a challenging environment during the quarter which resulted in a significant slowing in sales growth compared to the first half of the year,” said Jeff M. Fettig, chairman and chief executive officer of Whirlpool Corporation. “Our ongoing focus on cost reductions, productivity and innovative new product launches continues to enable us to adapt to changes in the macroeconomic environment.”

During the nine months ended September 30, 2010, the company reported cash flow from operations of $377 million. On a year-to-date basis, Whirlpool Corporation generated free cash flow3 of $(1) million compared with $373 million in the prior year.

THIRD-QUARTER REGIONAL REVIEW

Whirlpool North America

Third-quarter sales of $2.4 billion decreased 3 percent from the prior year. North America unit shipments increased approximately 1 percent. U.S. industry unit shipments of major appliances (T7)4 decreased 3 percent during the third quarter.

Third-quarter 2010 adjusted operating profit2 for the North America region totaled $114 million compared to $147 million in the prior year. Third-quarter results were unfavorably impacted by lower product price/mix and higher material costs. These factors were partially offset by favorable cost reduction and productivity initiatives.

Based on the current economic outlook, the company now expects full-year 2010 U.S. industry unit shipments to increase approximately 3 percent compared to the previous expectation of a 5 percent increase.

Whirlpool Europe

Whirlpool Europe reported third-quarter sales of $827 million, an 8 percent decrease from the prior year. Excluding the effects of currency, sales were approximately equal to the prior year. Overall industry unit demand during the quarter increased approximately 3 to 4 percent compared with the prior year.

The region reported an operating profit of $26 million during the third quarter compared to an operating profit of $14 million in the previous year. The year-over-year improvement was primarily the result of successful cost reduction and productivity initiatives. The improvement was partially offset by lower price/mix and higher material costs.

The company now expects full-year 2010 industry growth in the 1 to 3 percent range compared to the prior expectation of flat demand.

Whirlpool Latin America

Whirlpool Latin America reported third-quarter net sales of $1.1 billion, an increase of 13 percent from the prior year. Excluding currency translation, sales increased approximately 9 percent.

Operating profit totaled $143 million in the third quarter compared with $93 million in the prior year. The improvement in profitability is primarily related to increased monetization of certain tax credits, cost reductions and productivity initiatives. These factors were partially offset by higher material costs and lower price/mix.

The company continues to anticipate full-year 2010 Brazilian appliance shipments will increase approximately 10 percent.

Whirlpool Asia

Whirlpool Asia reported third-quarter sales of $195 million, increasing 21 percent from the prior year. Excluding the impact of currency, sales increased 16 percent. On an adjusted basis2, third quarter operating profit of $5 million was approximately equal to the prior year level. Favorable unit volume levels were offset by higher material and oil-related costs.

The company now expects full-year 2010 industry unit shipments in Asia to increase 8 to10 percent compared to the previous expectation of a 5 to 8 percent increase.

Outlook

For the full-year 2010, Whirlpool Corporation expects reported earnings per diluted share between $7.80 and $8.30. On an adjusted basis, the company’s outlook is between $9.56 to $10.06 per share. For the full year, the company continues to expect to generate free cash flow3 of approximately $550 million to $650 million. The company’s earnings and free cash flow projections are based upon current economic forecasts and business plans.

“As we have previously noted, we continue to see a volatile and rapidly changing global economy, which we expect to continue in the near term,” said Fettig. “The actions we have put in place have allowed us to offset negative environmental factors and maintain our full-year adjusted earnings outlook.”

(1)	A reconciliation of adjusted diluted earnings per share, a non-GAAP financial measure, to reported diluted earnings per share and other important information, appears on pages 11-12.
(2)	A reconciliation of adjusted operating profit, a non-GAAP financial measure, to reported operating profit and other important information, appears on pages 11-12.
(3)	A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by operating activities and other important information, appears on page 14.
(4)	T7 refers to the following household appliance categories: washers, dryers, refrigerators, freezers, dishwashers, ranges and compactors.

THIRD-QUARTER 2010 PRODUCT LAUNCHES

•	Whirlpool North America Region launched:

•

The Whirlpool brand’s most premium front-load Duet laundry pair, offering the industry’s most resource efficient washer and dryer. The washer uses as little as 11.5 gallons of water per load and includes an EcoBoost option that uses lower temperature water and increases agitation duration to reduce energy consumption even further.

•

The Whirlpool brand Cabrio high-efficiency top-load laundry pair, with H2Low wash system that uses 74 percent less water and 76 percent less energy per load when compared to conventional pre-2004 top-load washers.

•

Maytag brand Ice20 Easy Access four-door refrigerator, the industry’s most energy efficient four-door refrigerator featuring an external counter-height refrigerator drawer that holds up to five bags of groceries.

•	The KitchenAid brand dual fuel double oven range, offering the most even baking in the industry and the largest capacity of any dual fuel double oven range.

•	The Jenn-Air brand Pro-Style range with a 7-inch, full color touch-anywhere LCD display and the industry’s most powerful burners.

•	The Amana brand Tandem front-load laundry pair, which uses 73 percent less water and 71 percent less energy compared to conventional pre-2004 top-load washers.

•	Whirlpool Europe, Middle East and Africa Region launched:

•

New Whirlpool brand Max microwave ovens featuring an unusual rounded shape, making it compact on the outside but incredibly spacious inside. The Max unit is the only microwave oven that can be placed anywhere – even in a corner – saving up to 25 percent of space.

•

A Bauknecht brand Kosmos built-in dishwasher with PowerClean Max and Green Intelligence advanced sensor technology that automatically adjusts the amount of water, water temperature and cycle time based on load size. The sensor technology allows for up to 50 percent energy and water savings when compared with the min-max consumption of water, energy, and time on Bauknecht Sensor program.

•	The Bauknecht brand Kosmos built-in coffee machine that makes coffee and froths milk at the press of a button, making the perfect espresso, café latte or cappuccino.

•	Whirlpool Latin America Region launched:

•

The Brastemp Ative washing machine offering an additional wash basket for delicate clothes so undergarments no longer need to be washed separately. A special option on the machine can reduce soap stains by pre-mixing soap and water before they come in contact with fabrics.

•

A Consul Facilite microwave oven. The microwave features a “Handy Jar” container with indicator levels ranging from one to four to measure food quantities. Consumers simply place food items in the container, read the indicator level and press the corresponding button on the microwave, eliminating the need for consumers to determine their own microwave cook times or power levels.

•

A new line of Whirlpool brand Genius 20 gas ranges featuring a rounded-shape oven opening to improve cooking efficiency, optimize space and offer better gas efficiency. The rounded oven architecture was inspired by the rounded shape of professional pizza ovens.

•	The Whirlpool brand Impeller washing machine with an Eco function that delivers up to 33 percent water savings and 20 percent energy savings as compared to the same cycles from competitive machines.

•	Whirlpool Asia Region launched:

•	The Whirlpool brand ACE semi-automatic washing machine in India. The washing machine offers a built-in work surface, and a handle and wheels for portability.

THIRD-QUARTER 2010 AWARDS AND ACCOMPLISHMENTS

•

Whirlpool Corporation announced expanded development in the state of Michigan with plans to build a new office campus as part of a consolidation of its 15 owned and leased facilities to three centralized office campuses.

•

Whirlpool Corporation announced plans to build an approximately 1-million-square-foot manufacturing facility for built-in, premium cooking products in Cleveland, Tenn. A 400,000-square-foot distribution center is also planned.

•	Whirlpool Latin America was named The Best Company to Work For by Você S.A. and Exame, two of the most respected magazines in Brazil.

•

Whirlpool Latin America was named The Most Innovative Company in Brazil, by the Época Negócios magazine. In that same ranking, Embraco, the Whirlpool Corporation’s compressor and cooling solutions business, was named the third Most Innovative Company in Brazil.

•	In Brazil, Embraco was recognized as the most remembered brand in the segment of social responsibility, environmental preservation and investment in culture by A Notícia newspaper and MAPA Institute.

•	Whirlpool India received the National Award for Excellence in Cost Management

•

The Whirlpool brand in Poland was awarded the Reader’s Digest European Trusted Brands 2010 Crystal Award. The award, based on consumer votes, looks at four criteria: quality, value in relation to price, strong image and understanding of customer requirements.

•	In Germany, the Bauknecht PowerClean Max dishwasher received the Plus X award for high quality, ease of use and ecology.

About Whirlpool Corporation

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of approximately $17 billion in 2009, 67,000 employees, and 67 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

Whirlpool Additional Information:

This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries (“Whirlpool”) that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool’s forward-looking statements. Among these factors are: (1) changes in economic conditions which affect demand for our products, including the strength of the building industry and the level of interest rates; (2) the effects of the global economic crisis on our customers, suppliers and the availability of credit; (3) Whirlpool’s ability to continue its relationship with significant trade customers, and the ability of these trade customers to maintain or increase market share; (4) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (5) the ability of Whirlpool to manage foreign currency fluctuations; (6) product liability and product recall costs; (7) litigation and legal compliance risks; (8) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, leveraging of its global operating platform, and acceleration of the rate of innovation; (9) inventory and other asset risk; (10) fluctuations in the cost of key materials (including steel, oil, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (11) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (12) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and other postretirement benefit plans; (13) Whirlpool’s ability to obtain and protect intellectual property rights; (14) information technology system failures and data security breaches (15) global, political and/or economic uncertainty and disruptions, especially in Whirlpool’s significant geographic regions, including uncertainty and disruptions arising from natural disasters or terrorist attacks; (16) the effects of governmental investigations or related actions by third parties; (17) the impact of labor relations; (18) our ability to attract, develop and retain executives and other qualified employees; (19) changes in the legal and regulatory environment, including environmental and health and safety regulations. Additional information concerning these and other factors can be found in Whirlpool Corporation’s filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

# # #

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)

FOR THE PERIOD ENDED SEPTEMBER 30

(Millions of dollars, except per share data)

	Three Months Ended		Nine Months Ended
	2010	2009	2010	2009
Net sales	$4,519	$4,497	$13,325	$12,235
Expenses
Cost of products sold	3,871	3,877	11,277	10,537
Selling, general and administrative	391	400	1,163	1,117
Intangible amortization	7	7	21	21
Restructuring costs	16	24	58	71

Operating profit	234	189	806	489

Other income (expense)
Interest and sundry income (expense)	(104)	(51)	(185)	(110)
Interest expense	(54)	(58)	(167)	(178)

Earnings before income taxes and other items	76	80	454	201
Income tax benefit	(7)	(13)	(18)	(51)

Net earnings	83	93	472	252
Less: Net earnings available to noncontrolling interests	(4)	(6)	(24)	(19)

Net earnings available to Whirlpool common stockholders	$79	$87	$448	$233

Per share of common stock
Basic net earnings available to Whirlpool common stockholders	$1.04	$1.17	$5.90	$3.13

Diluted net earnings available to Whirlpool common stockholders	$1.02	$1.15	$5.79	$3.10

Dividends	$0.43	$0.43	$1.29	$1.29

Weighted-average shares outstanding (in millions)
Basic	76.5	74.7	76.1	74.4
Diluted	77.7	75.7	77.4	75.2

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(Millions of dollars, except share data)

	(Unaudited)
	September 30, 2010	December 31, 2009
Assets
Current assets
Cash and equivalents	$901	$1,380
Accounts receivable, net of allowance for uncollectible accounts of $64 and $76 at September 30, 2010 and December 31, 2009, respectively	2,552	2,500
Inventories	3,084	2,197
Deferred income taxes	224	295
Other current assets	697	653

Total current assets	7,458	7,025

Other assets
Goodwill	1,730	1,729
Other intangibles, net of accumulated amortization of $153 and $132 at September 30, 2010 and December 31, 2009, respectively	1,803	1,796
Other assets	1,531	1,427

Total other assets	5,064	4,952

Property, plant and equipment
Land	75	77
Buildings	1,218	1,207
Machinery and equipment	8,393	8,193
Accumulated depreciation	(6,609)	(6,360)

Total property, plant and equipment, net	3,077	3,117

Total assets	$15,599	$15,094

Liabilities and stockholders’ equity

Current liabilities
Accounts payable	$3,700	$3,308
Accrued expenses	719	632
Accrued advertising and promotions	399	475
Employee compensation	487	501
Notes payable	14	23
Current maturities of long-term debt	311	378
Other current liabilities	691	624

Total current liabilities	6,321	5,941

Noncurrent liabilities
Long-term debt	2,197	2,502
Pension benefits	1,513	1,557
Postretirement benefits	695	693
Other liabilities	744	641

Total noncurrent liabilities	5,149	5,393

Commitments and contingencies (see Note 5)

Stockholders’ equity
Common stock, $1 par value, 250 million shares authorized, 106 million and 105 million shares issued at September 30, 2010 and December 31, 2009, respectively, 76 million and 75 million shares outstanding at September 30, 2010 and December 31, 2009, respectively	106	105
Additional paid-in capital	2,147	2,067
Retained earnings	4,542	4,193
Accumulated other comprehensive loss	(944)	(868)
Treasury stock, 30 million shares at September 30, 2010 and December 31, 2009	(1,823)	(1,833)

Total Whirlpool stockholders’ equity	4,028	3,664

Noncontrolling interests	101	96

Total stockholders’ equity	4,129	3,760

Total liabilities and stockholders’ equity	$15,599	$15,094

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

NINE MONTHS ENDED SEPTEMBER 30

(Millions of dollars)

	2010	2009
Operating activities
Net earnings	$472	$252
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation and amortization	414	388
Curtailment gain	(62)	(92)
Decrease in LIFO inventory reserve	(5)	(23)
Loss (gain) on disposition of assets	2	(10)
Changes in assets and liabilities:
Accounts receivable	(76)	(524)
Inventories	(878)	332
Accounts payable	386	94
Restructuring charges, net of cash paid	(26)	(40)
Taxes deferred and payable, net	19	(92)
Accrued pension	(24)	(16)
Employee compensation	7	165
Other	148	218

Cash provided by operating activities	377	652

Investing activities
Capital expenditures	(387)	(348)
Acquisition of brand	(27)	—
Investment in related businesses	(18)	(15)
Proceeds from sale of assets	9	69

Cash used in investing activities	(423)	(294)

Financing activities
Repayments of long-term debt	(373)	(206)
Common stock issued	72	—
Dividends paid	(99)	(96)
Purchase of noncontrolling interest shares	(12)	—
Net repayments of short-term borrowings	(7)	(340)
Proceeds from borrowings of long-term debt	—	863
Other	(12)	(37)

Cash (used in) provided by financing activities	(431)	184

Effect of exchange rate changes on cash and equivalents	(2)	37

(Decrease) increase in cash and equivalents	(479)	579
Cash and equivalents at beginning of period	1,380	146

Cash and equivalents at end of period	$901	$725

SUPPLEMENTAL INFORMATION - CONSOLIDATED CONDENSED STATEMENTS OF INCOME

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Millions of dollars except per share data)

(Unaudited)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, including adjusted operating profit, adjusted earnings before income taxes and other items (hereafter referred to as “adjusted earnings before tax”), adjusted diluted earnings per share available to Whirlpool common stockholders (hereafter referred to as “adjusted diluted earnings per share”), adjusted operating profit by segment (hereafter referred to as “adjusted segment operating profit”), and free cash flow. We believe that these non-GAAP measures provide meaningful information to assist stockholders in understanding our financial results and assessing our prospects for future performance. Management believes adjusted operating profit, adjusted earnings before tax, adjusted diluted earnings per share and adjusted segment operating profit are important indicators of our operations because they exclude items that may not be indicative of or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Management believes that free cash flow provides stockholders with a relevant measure of liquidity and a useful basis for assessing the company's ability to fund its activities and obligations. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported operating profit, earnings before income taxes and other items, diluted net earnings per share available to Whirlpool common stockholders and cash provided by operating activities, the most directly comparable GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the below reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Adjusted Operating Profit, Adjusted Earnings Before Tax, Adjusted Diluted Earnings Per Share

The reconciliation provided below reconciles the non-GAAP financial measures adjusted operating profit, adjusted earnings before tax and adjusted diluted earnings per share, with the most directly comparable GAAP financial measures, reported operating profit, earnings before income taxes and other items, and diluted earnings per share available to Whirlpool common stockholders, for the three-months ended September 30, 2010.

	Three-Months Ended September 30, 2010
	Operating Profit	Earnings Before Tax	Diluted Earnings Per Share
Reported GAAP Measure	$234	$76	$1.02
Compressor Plea Agreements (a)	—	93	1.20

Adjusted Non-GAAP measure	$234	$169	$2.22

The reconciliation provided below reconciles the non-GAAP financial measures adjusted operating profit, adjusted earnings before tax and adjusted diluted earnings per share, with the most directly comparable GAAP financial measures, reported operating profit, earnings before income taxes and other items, and diluted earnings per share available to Whirlpool common stockholders, for the three-months ended September 30, 2009.

	Three-Months Ended September 30, 2009
	Operating Profit	Earnings Before Tax	Diluted Earnings Per Share
Reported GAAP Measure	$189	$80	$1.15
Compressor Settlement Agreement (b)	—	43	0.50
Pension Curtailment Loss (c)	7	7	0.06
Asset Monetization (d)	(3)	(3)	(0.04)

Adjusted Non-GAAP measure	$193	$127	$1.67

Adjusted Segment Operating Profit

The reconciliation provided below reconciles the non-GAAP financial measure adjusted segment operating profit with the most directly comparable GAAP financial measure, reported segment operating profit, for the three-months ended September 30, 2009.

	Three Months Ended September 30, 2009
	Segment Operating Profit	Pension Curtailment Loss (c)	Asset Monetization (d)	Adjusted Segment Operating Profit
North America	$140	$7	$—	$147
Europe	14	—	—	14
Latin America	93	—	—	93
Asia	8	—	(3)	5
Other/Eliminations	(66)	—	—	(66)

Total Whirlpool	$189	$7	$(3)	$193

Adjusted Diluted Earnings Per Share (2010 Outlook)

The reconciliation provided below reconciles projected 2010 adjusted diluted earnings per share with projected 2010 diluted earnings per share available to Whirlpool common stockholders, the most directly comparable GAAP financial measure:

2010 Outlook
Diluted earnings per share	$7.80 - 8.30
Compressor Plea Agreements (a)	1.20
Brazilian Collection Dispute Accrual (e)	0.45
Product Recall (f)	0.61
OPEB Curtailment Gain (g)	(0.50)

Adjusted Non-GAAP measure	$9.56 - 10.06

(a)	During the September 2010 quarter, we recorded an accrual of $93 million related to antitrust plea agreements entered into by a compressor subsidiary with the U.S. government and with the Canadian government. The diluted earnings per share impact is calculated based on an associated income tax impact of $0 due to the non-deductibility of the expense for income tax purposes.
(b)	During the September 2009 quarter, we had an expense of $43 million, or $0.50 per share net of tax, related to an antitrust settlement agreement entered into by a subsidiary with the Brazilian government concerning an investigation of the compressor industry. The diluted earnings per share impact is calculated based on an income tax impact of approximately $5 million.
(c)	During the September 2009 quarter, we recognized a curtailment loss of $7 million related to a pension plan. The diluted earnings per share impact is calculated based on an income tax impact of approximately $3 million.
(d)	During the September 2009 quarter, we had a gain of $3 million or $0.04 per share net of tax, related to an asset sale. The diluted earnings per share impact is calculated based on an associated income tax impact of $0.
(e)	During the June 2010 quarter, we recognized an expense of $53 million related to a previously disclosed legal action pertaining to a Brazilian collection dispute. The diluted earnings per share impact is calculated based on an income tax impact of approximately $18 million.
(f)	During the March 2010 quarter, we accrued $75 million to cover the estimated product recall costs of the action to address a supplier-related quality issue. The diluted earnings per share impact is calculated based on an income tax impact of approximately $28 million.
(g)	During the March 2010 quarter and June 2010 quarter we recognized curtailment gains of $62 million related to a retiree healthcare plan. The diluted earnings per share impact is calculated based on an income tax impact of approximately $23 million.

Free Cash Flow (Actual and 2010 Outlook)

As defined by the company, free cash flow is cash provided by operating activities after capital expenditures and proceeds from the sale of assets/businesses. The reconciliation provided below reconciles actual 2010 and 2009 and projected 2010 free cash flow with actual and projected cash (used in)/provided by operating activities, the most directly comparable GAAP financial measure.

	Nine Months Ended September 30, 2010
(millions of dollars)	2010	2009	2010 Outlook

Cash provided by / (used in) operating activities	$377	$652	$1,115 - 1,225
Capital expenditures	(387)	(348)	(575) - (625)
Proceeds from sale of assets	9	69	10 - 50

Free Cash Flow	$(1)	$373	$550 - 650